UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 10, 2004
 Date of Report (Date of earliest event reported):

8X8, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21783	77-0142404
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3151 Jay Street
Santa Clara, CA    95054
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

In connection with, and in consideration for, the execution of a marketing and distribution agreement with TJF Associates, LLC ("TJF") on December 10, 2004, 8x8, Inc. ("8x8") issued a warrant to TJF for the purchase of up to 4,500,000 shares of 8x8's common stock. The terms of the warrant provide that at any time prior to December 31, 2009, TJF or its transferees may exercise in whole or in part a warrant to acquire up to 4,500,000 shares (subject to certain customary adjustments) of 8x8's common stock, at a purchase price per share equal to $5.50 (subject to certain customary adjustments). Only the vested portion of the warrant can be exercised, and vesting is based on the number of customers subscribing to 8x8's Packet8 service that were referred by TJF. The shares subject to the warrant commence vesting once TJF has delivered 50,000 subscribers to the Packet8 service. The warrants shall vest quarterly at a rate of six shares per incremental net Packet8 subscriber attributable to TJF in existence on the last day of each calendar quarter until December 31, 2009, the expiration date of the warrant. If TJF delivers 50,000 subscribers to the Packet8 service on or before August 31, 2005, beginning with the quarter ending September 30, 2005, eight shares vest for each subscriber to 8x8's Packet8 service, and thereafter the warrants shall vest quarterly at a rate of eight shares per incremental net subscriber. If no warrants have vested by December 31, 2005, then the warrant shall be automatically cancelled and expire as of that date. 8x8 has granted TJF piggyback registration rights such that TJF may sell some or all of its vested shares in connection with certain registered offerings made by 8x8.

The issuance of the warrant was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the warrant was issued to an accredited investor. The issuance of the warrant did not involve the use of an underwriter and no commissions were paid in connection with the issuance of the warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 15, 2004

8X8, INC.

By: /s/ JAMES SULLIVAN

James Sullivan
Chief Financial Officer, Vice President of Finance and Secretary